Exhibit 10.4
EXTERRAN HOLDINGS, INC.
AWARD NOTICE
TIME-VESTED RESTRICTED STOCK (DIRECTORS)
Exterran Holdings, Inc. (the “Company”) has granted to you (the “Participant”) shares of restricted stock under the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (as amended, the “Plan”), subject to the terms and conditions set forth in this Award Notice and the Plan. Unless otherwise defined herein, capitalized terms in this Notice have the same meaning ascribed to them in the Plan.
The material terms of your Award are as follows:
     1. Award. You have been granted shares of Company restricted stock (the “Award” or “Restricted Stock”) as provided above.
     2. Grant Date. The grant date of your Award is the Issue Date provided above.
     3. Vesting. Your Award is subject to a vesting schedule. The shares of Restricted Stock subject to your Award will automatically vest on each of the dates indicated in the vesting schedule above (each a “Vesting Date”). Except as otherwise provided in Sections 4 and 5 below, you must be in continued service as a director to the Company at all times from the Grant Date up to and including the applicable Vesting Date for that portion of the Award to vest. Contact Exterran’s Stock Plan Administrator at (281) 836-7000 with any questions concerning the vesting of your Award.
     4. Termination of Service.
     (a) Except as provided in Paragraph 4(b) or Section 5 below, if your service as a director terminates for any reason (“Termination of Service”) other than as a result of death or a disability that would meet the criteria for being considered “disabled” under the Company’s or an Affiliate’s long-term disability plan as if you were eligible to participate in the plan (“Disability”), the unvested portion of your Award will be automatically forfeited on the date of such event unless the Committee directs otherwise. If the Termination of Service is a result of your death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date.
     (b) In the event you resign or you are not or will not be reelected to the Board, the Committee may elect, in its sole discretion, to fully vest all of the unvested shares of Restricted Stock as of the effective date of your Termination of Service, and all restrictions applicable to such vested shares will lapse as of such date.
     5. Corporate Change. If a Corporate Change is consummated prior to the final Vesting Date of your Award, then, subject to Section 4 above:
     (a) the portion of your Award that would have vested on the Vesting Date immediately following the date the Corporate Change is consummated will automatically vest as of the date the Corporate Change is consummated; and
     (b) the remaining unvested portion of your Award, if any, will continue to be subject to the original vesting schedule and Vesting Dates.
     6. Stockholder Rights. The Company will register the shares of Restricted Stock in your name. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your Restricted Stock, regardless of vesting; however, the Company will withhold delivery of your shares until they are vested.

     7. Non-Transferability. Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your shares of Restricted Stock except in accordance with the Plan.
     8. No Right to Continued Service. Nothing contained in this Notice shall confer upon you any right to continued service as a member of the Board, or limit in any way the right of the Board to terminate or modify the terms of your service at any time.
     9. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     10. Plan Governs. Your Award and this Notice are subject to the terms of the Plan, a copy of which is available on the website of Exterran’s current third party stock plan account manager at www.solium.com or which will be provided to you upon written request addressed to Exterran Holdings, Inc., Stock Plan Administration, 16666 Northchase Drive, Houston, TX 77060. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.
     11. Participant Acceptance. If you do not accept your Award or the terms of your Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Notice. Otherwise, the Company will deem your Award and the terms of your Award accepted by you.
     12. Modifications. The Company may make any change to this Notice that is not adverse to your rights under this Notice or the Plan.
     13. Exhibit A - Non-Solicitation/Confidentiality Agreement. – This Award is subject to the attached Exhibit A which is incorporated herein as if fully set forth herein.

EXHIBIT A
Non-Solicitation/Confidentiality Agreement
The greatest assets of Exterran Holdings, Inc. and its affiliates and subsidiaries (“Exterran”) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Exterran has adopted this Exhibit A as its policy, which you accept and agree to by accepting the Award.
In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided thereunder, you agree that you will not, during your employment with, or service to Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (a) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (b) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and service or oil and natural gas production and processing equipment and related services without, in either case, the prior written consent of Exterran. As further consideration for the grant of the Award, you agree that you will not at any time, either while employed by, or in service to Exterran, or at any time thereafter, make any independent use of, or disclose to any other person (except as authorized by Exterran) any confidential, nonpublic and/or proprietary information of Exterran, including, without limitation, information derived from reports, work in progress, codes, marketing and sales programs, customer lists, records of customer service requirements, cost summaries, pricing formulae, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran.
If any court determines that any provision of this agreement, or any part thereof, is invalid or unenforceable, the remainder of this agreement shall not be affected and shall be given full effect, without regard to the invalid portions and the court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.
You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.

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